Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Stock Yards Bancorp, Inc. of our report dated March 3, 2021 on the consolidated financial statements for Kentucky Bancshares, Inc., appearing in their Annual Report on Form 10-K. We also consent to the reference to us under the heading of “Experts” in the prospectus.

/s/ Crowe LLP
Louisville, Kentucky
April 2, 2021